UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

R.H. DONNELLEY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2740040

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1001 Winstead Drive, Cary, North Carolina	27513

(Address of Principal Executive Offices)	(Zip Code)

R.H. Donnelley 401(k) Savings Plan

(Full Title of the Plan)

Robert J. Bush, Esq.
Vice President, General Counsel and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513

(Name and Address of Agent for Service)

(919) 297-1600

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock, par value $1.00 per share	500,000 shares	$61.73	$30,865,000	$3,633

          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1)     This Registration Statement relates to such indeterminable number of shares of additional Common Stock of R.H. Donelley Corporation (“RHD”) as may be issuable under the R.H. Donnelley 401(k) Savings Plan (the “Plan”) as a result of a recapitalization, stock split or other corporate event or transaction.

(2)     The filing fee has been calculated in accordance with Rule 457(c) and (h) based on the average of the high ($62.94) and low ($60.51) prices of RHD’s shares of Common Stock reported on the New York Stock Exchange on June 24, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     RHD has omitted the information required by Part I of Form S-8 relating to the Plan in accordance with the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by RHD and the Plan with the SEC are incorporated by reference herein and shall be deemed a part hereof:

(a)	The Annual Report of RHD on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the Annual Report of RHD on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the SEC on May 9, 2005, pursuant to Section 13(a) or 15(d) of the Exchange Act. (For the avoidance of doubt, the audited financial statements of RHD and its affiliated entities and the notes thereto are being incorporated by reference from the above referenced Form 10-K/A and not from the above referenced Form 10-K).

(b)	The Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2004, filed with the SEC concurrently herewith pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c)	The Annual Report on Form 11-K of the Dontech Profit Participation Plan for the fiscal year ended December 31, 2004, filed with the SEC concurrently herewith pursuant to Rule 13(a) or 15(d) of the Exchange Act.

(d)	The Quarterly Report of RHD on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 10, 2005, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(e)	The Current Reports of RHD on Form 8-K, filed with the SEC on January 6, 2005, January 11, 2005, January 11, 2005, January 19, 2005, March 2, 2005, March 30, 2005, May 6, 2005, May 12, 2005 and May 13, 2005, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(f)	All other reports filed by RHD or the Plan with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

(g)	The description of RHD’s Common Stock and any rights issued in connection therewith contained in RHD’s Registration Statement on Form S-3 filed with the SEC on November 28, 1986 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

(h)	The description of the Company’s Preferred Share Purchase Rights contained in RHD’s Registration Statement on Form 8-A filed with the SEC on November 5, 1998 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by RHD or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides for indemnification of directors, officers, employees, and agents of a Delaware corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director, officer, employee or agent against (1) expenses, judgments, fines and amounts paid in settlement in any proceeding other than an action brought by or in the right of the corporation, and (2) expenses incurred in the defense or settlement of any proceeding brought by or in the right of the corporation to procure a judgment in its favor, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may pay expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation in such proceeding.

     RHD’s Certificate of Incorporation, as amended, requires indemnification of RHD’s directors and officers to the fullest extent permitted by law. In addition, RHD has purchased standard director and officer liability insurance policies that will, subject to certain limitations, indemnify RHD and its directors and officers for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURES BEGIN ON THE NEXT PAGE]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on June 27, 2005.

R.H. DONNELLEY CORPORATION
By:	/s/ Robert J. Bush
Name:	Robert J. Bush
Title:	Vice President and General Counsel

The Plan. Pursuant to the requirements of the Securities Act of 1933, the R.H. Donnelley Corporation Asset Management Committee, pursuant to a delegation of authority from the Compensation and Benefits Committee of RHD’s board of directors, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on June 27, 2005.

R.H. DONNELLEY 401(k) SAVINGS PLAN
By:	R.H. DONNELLEY CORPORATION
ASSET MANAGEMENT COMMITTEE

By:	/s/ Jenny L. Apker
Name:	Jenny L. Apker
Title:	Vice President and Treasurer and Chair of the Asset Management Committee

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Blondy and Robert J. Bush, and each of them (with full power each to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David C. Swanson David C. Swanson	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	June 27, 2005

/s/ Steven M. Blondy Steven M. Blondy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2005

/s/ Robert A. Gross Robert A. Gross	Vice President and Controller (Principal Accounting Officer)	June 27, 2005

/s/ Nancy E. Cooper Nancy E. Cooper	Director	June 27, 2005

/s/ Scott N. Flanders Scott N. Flanders	Director	June 27, 2005

/s/ Robert R. Gheewalla Robert R. Gheewalla	Director	June 27, 2005

/s/ Robert Kamerschen Robert Kamerschen	Director	June 27, 2005

/s/ Terence M. O’Toole Terence M. O’Toole	Director	June 27, 2005

/s/ Alan F. Schultz Alan F. Schultz	Director	June 27, 2005

/s/ Edwina Woodbury Edwina Woodbury	Director	June 27, 2005

/s/ David M. Veit David M. Veit	Director	June 27, 2005

/s/ Barry Lawson Williams Barry Lawson Williams	Director	June 27, 2005

Index to Exhibits

Exhibit	Description
No.

4.1	Certificate of Incorporation of RHD, as amended and restated, incorporated by reference to Exhibit 3.1 of RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 14, 1999 (SEC File No. 001-07155).

4.2	Bylaws of RHD, as amended and restated, incorporated by reference to Exhibit 3.2 of RHD’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 14, 1999 (SEC File No. 001-07155).

4.3	Rights Agreement dated as of October 27, 1998 by and between RHD and First Chicago Trust Company of New York, as Rights Agent, incorporated by reference to Exhibit 4 of RHD’s Registration Statement on Form 8-A filed with the SEC on November 5, 1998 (SEC File No. 001-07155).

4.4	Amendment No. 1 to Rights Agreement, dated as of February 26, 2001, by and among RHD, First Chicago Trust Company of New York, as initial Rights Agent, and The Bank of New York, as successor Rights Agent, incorporated by reference to Exhibit 4.5 to RHD’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001 (SEC File No. 001-07155).

4.5	Amendment No. 2 to Rights Agreement, dated as of September 21, 2002, by and between RHD and The Bank of New York, as successor Rights Agent, incorporated by reference to Exhibit 4.1 to RHD’s Form 8-A (Amendment No. 1), filed with the SEC on September 26, 2002.

4.6	Certificate of Designation of Convertible Cumulative Preferred Stock of RHD dated as of January 3, 2003, incorporated by reference to Exhibit 3.2 to RHD’s Current Report on Form 8-K filed with the SEC on January 17, 2003 (SEC File No. 001-07155).

4.7	Form of Warrant Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of January 3, 2003, incorporated by reference to Exhibit 4.2 to RHD’s Current Report on Form 8-K filed with the SEC on January 17, 2003 (SEC File No. 001-07155).

4.8	Certificate of Designation of Series B-1 Convertible Cumulative Preferred Stock of RHD dated as of November 25, 2002, incorporated by reference to Exhibit 3.1 to RHD’s Current Report on Form 8-K filed with the SEC on December 3, 2002 (SEC File No. 001-07155).

Exhibit	Description
No.

4.9	Form of Warrant Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of November 25, 2002, incorporated by reference to Exhibit 4.1 to RHD’s Current Report on Form 8-K filed with the SEC on December 3, 2002 (SEC File No. 001-07155).

4.10	Registration Rights Agreement by and between RHD and investment partnerships affiliated with The Goldman Sachs Group, Inc. dated as of November 25, 2002, incorporated by reference to Exhibit 10.2 to RHD’s Current Report on Form 8-K filed with the SEC on December 3, 2002 (SEC File No. 001-07155).

5	IRS Determination Letter.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Ernst & Young LLP.*

24	Power of Attorney (included in the signature page).

*	Filed herewith